Exhibit 2.10

LEASE AND PROPERTY MANAGEMENT AGREEMENT

THIS LEASE AND PROPERTY MANAGEMENT AGREEMENT (this “Lease”) dated this 31st day of March 2020 and effective as of 12:01 a.m. on April 1, 2020 (“Effective Date”), by and between ARCONIC INC., a Delaware corporation with offices at 201 Isabella Street, Pittsburgh, PA 15212 ("Lessor"), and ARCONIC MASSENA LLC, a Delaware limited liability company with offices at 201 Isabella Street, Pittsburgh, PA 15212 (“Lessee”).

RECITALS

WHEREAS, Lessor is the owner of real property in Massena, New York as shown on Exhibit A attached hereto (“Property”);

WHEREAS, Lessor announced its intentions to separate itself into two (2) separate, independent and publicly-traded companies (“Separation”) and as part thereof, intends to enter into that certain Separation and Distribution Agreement with Arconic Rolled Products Corporation (to be renamed Arconic Corporation), the eventual parent company to Lessee (“Separation Agreement”);

WHEREAS, as part of Separation, Lessor desires to lease a portion of the Property identified on Exhibit A (“Premises”), and to transfer to Lessee all of Lessor’s right, title and interest in and to all of buildings, structures, fixtures, and improvements owned by Lessor on, over, under, above or at the Premises, together with all other or additional buildings, structures, fixtures and improvements which may hereafter be installed, constructed, or created by or on behalf of Lessee (collectively “Improvements”), and (b) all equipment owned by Lessor on, over, under, above or at the Premises, and together with all additions, alterations, modifications, substitutions and replacements thereof which may hereafter be installed, constructed or created by or on behalf of Lessee (collectively, “Equipment”); and,

WHEREAS, also as part of Separation, Lessor desires, and Lessee hereby agrees, to act on behalf of Lessor as Lessor’s property manager in managing the Property, on all of the terms, covenants, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             PREMISES.

1.1	Premises. Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein all of Lessor’s right, title and interest in and to the Premises identified on Exhibit A attached hereto and made part hereof.

1.2	Restrictions. Lessee takes possession of the Premises, and this Lease is subject and subordinate to, (i) all conditions, covenants, exceptions, reservations, easements, rights of others, and limitations which are set forth in recorded instruments affecting the Property, including but not limited to the Premises; (ii) all leases existing as of the Effective Date between Lessor as landlord and third parties, including but not limited to, that certain Lease between Lessor and Alcoa USA Corp. (“Alcoa”); and (iii) all laws restricting or regulating the use or occupancy of the Premises. Without limiting the generality of the foregoing, Lessee’s rights herein shall be subject and subordinate to all said prior instruments and applicable restrictions.

2.             TERM.

2.1	Term. The term of this Lease (the “Term”) shall commence on April 1, 2020 (the “Commencement Date”) and shall expire on the earlier of: (i) March 31, 2025 or (ii) 30 days following the date that Lessor’s on-site landfill is no longer needed, or no longer has capacity, for disposal of sediments and wastes generated as part of Lessor’s Grasse River remediation project.

3.             RENT AND PROPERTY MANAGEMENT FEE.

3.1	Rent. In lieu of monthly rent payments, Lessee shall assume and pay all costs and expenses, and bear all obligations of Lessor with respect to the Property, including but not limited to, the Premises and those other properties leased or licensed as of the date hereof by Lessor to third parties. Without limiting the generality of the foregoing, Lessee shall pay or reimburse Lessor for all taxes, utilities, insurance and management costs associated with the Property, including but not limited to, the Premises.

3.2	Lessor Property Management Fee. Lessor assigns to Lessee, and expressly waives any claim to, all of Lessor’s rights to receive payments of any kind now or hereafter owed or made to Lessor, including but not limited to, all payments, compensation and reimbursements made by Alcoa and/or other third party lessees and licensees of any portion of the Property, including but not limited to the Premises.

4.	PROPERTY MANAGEMENT. Lessee shall have the sole obligation, and shall pay and bear all costs and expenses, of managing the Property, including but not limited to the Premises, on Lessor’s behalf. Without limiting the generality of the foregoing, Lessee shall have the obligation, and shall pay and bear all costs and expenses, in managing Lessor’s lease with Alcoa Corp and in managing Lessor’s leases and licenses with other third parties concerning other portions of the Property. Lessor appoints Lessee as its property manager to take all said actions necessary to implement, revise, and satisfy in full Lessee’s rights and obligations under this paragraph and under the Alcoa Corp lease.

5.             USE OF, AND RIGHT TO DEVELOP, PREMISES.

5.1	Use. Lessee shall have the sole and exclusive right, including as against Lessor, to occupy, possess, and use the Premises for its manufacturing operations and for any other lawful purpose, subject to the terms herein.

5.2	Right to Market Third Party Uses of the Property. Lessee shall have the sole and exclusive right as against Lessor to market all other lawful uses and arrangements (e.g., sales, additional leases, subleases, licenses, etc.) of all or any portion of the Premises with third parties. Lessor and Lessee shall make best and reasonable efforts to cooperate in such marketing efforts and take all necessary and appropriate actions to facilitate such third party uses and/or purchases of the Property. Lessor shall not market or sell the Property or any portion thereof, to any third party, except as may be authorized in Paragraph 14 herein (Default). Lessee shall have the right to sublease or license the Premises, with the consent of Lessor, which shall not be unreasonably withheld.

5.3	Lessor Permits, Licenses and Agreements. Lessor and Lessee shall take all reasonable actions and cooperate fully with one another to ensure that all permits, licenses and agreements, whether needed as of the Effective Date or in the future, are transferred, assigned or held by or in the name of Lessee. To the extent that any such transfer, assignment or change cannot be effectuated, or Lessee, at no fault of Lessee, cannot otherwise obtain such permits, licenses or agreements in its own name, then Lessor shall maintain and keep in effect all existing permits, licenses and agreements with 3rd parties, including environmental permits and approvals with governmental authorities, with respect to the Property (e.g., such as for purposes of illustration Lessor’s Petroleum Bulk Storage license, State Pollution Discharge Elimination System (SPDES) permit; and Chemical Bulk Storage license) so as to allow Lessee to realize the benefit and rights of such permits, licenses and agreements in its possession, use, operation and management of the Property as provided herein. Lessee shall indemnify Lessor for any liabilities, fines, penalties and costs (including reasonable attorney fees and costs) incurred by Lessor arising out of Lessee’s use, violation or reliance on any such permits, licenses and agreements maintained by Lessor.

5.4	Restrictions on Use. Nothwithstanding the above anything herein to the contrary, Lessee shall not do or permit anything to be done in or about the Premises which will cause the Premises to be used for any unlawful purpose. Moreover, Lessee shall not do, permit or suffer in, on or about the Premises, the commission of any waste or nuisance, or otherwise, impair or diminish the quality of the Premises. Lessee shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders and directions for the correction, prevention and abatement of any violations in or upon, or in connection with, the Premises, all at Lessee’s sole expense. Lessor shall not be required to pay for any capital improvements for any reason, including but not limited to, capital improvements to ensure that the Premises, or the Lessee’s use thereof, comply with any statutes, ordinances, rules, regulations, orders, covenants and restrictions of record. Where capital improvements may be necessary or desired due to Lessee’s use of the Premises Lessee shall undertake such capital improvements at Lessee’s sole cost and expense.

5.5          Compliance with Law.

(a)	Lessee is responsible for obtaining, at its own cost and expense, all permits, licenses and consents necessary for its use of the Premises.

(b)	Lessee shall, at Lessee's expense, promptly comply with all applicable statutes, ordinances, rules, regulations, orders, covenants and restrictions of record, including without limitation, all environmental and safety statues, ordinances, rules, regulations and orders.

(c)	Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other laws, regulations, executive orders or government programs designed to combat terrorism or money laundering, if applicable, with respect to this Lease. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Lease.

(d)	Lessee agrees to comply with the U.S. Foreign Corrupt Practices Act and all other applicable anti-corruption laws and regulations and any applicable import/export laws and regulations.

5.6	Condition of Premises. Lessee hereby accepts the Premises in its condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee acknowledges that neither Lessor nor Lessor's agents or representatives have made any representation or warranty with respect to the Premises. The taking of possession of the Premises by Lessee shall establish that the Premises were at such time in satisfactory condition, order and repair. The Premises are demised to Lessee in an "as is" and "with all faults" condition.

5.7	Use and Access of Premises by Lessor. Lessor and its employee, agents, representatives and invitees shall not access or use any portion of the Premises without Lessee’s authorization, which authorization shall not to be unreasonably withheld. Notwithstanding the foregoing, Lessor shall be authorized to access and use any portion of the Premises to the extent necessary and upon reasonable notice to Lessee in responding to an emergency that impacts Lessor or to facilitate review by a governmental authority with respect to any permit or license held by Lessor. During any such use or access of the Premises by Lessor, Lessor shall at all times abide by all of Lessee’s requirements, restrictions, policies and procedures imposed as a condition of such access or use, including, but not limited to, all such requirements and restrictions concerning health, safety and the environment such as, but not necessarily limited to, any health and safety training required by Lessee.

6.             MAINTENANCE, REPAIRS AND ALTERATIONS.

6.1	Lessor’s Obligations. Lessor shall have no obligations or responsibilities whatsoever to maintain or make any repairs to the Premises, or to any structure (e.g,. roof, walls, building support, etc.) or primary infrastructure (e.g., sewer lines, water supply lines, electrical lines, etc.) located at the Premises.

6.2	Lessee's Obligations.

(a)	Lessee shall have the sole and absolute obligation to maintain and make repairs to the Premises, and to all structures (e.g,. roof, walls, building support, etc.) and primary infrastructure (e.g., sewer lines, water supply lines, electrical lines, etc.) located at the Premises.

(b)	If Lessee fails to perform Lessee's obligations under section 6.2(a) immediately above, Lessor may, but has no obligation to, enter upon the Premises after ten (10) days' prior written notice to Lessee (except in the case of emergency, in which no notice shall be required), perform such obligations on Lessee's behalf and put the Premises in good order and condition and the cost thereof, together with interest thereon at the maximum rate then allowable by law, shall be due and payable as additional rent to Lessor within ten (10) days after Lessee’s receipt of an invoice therefor.

6.3           Alterations and Additions.

(a)	Lessee shall have the right, without Lessor's prior written consent, to make any alterations, improvements or additions in, on or about the Premises, in its sole and absolute discretion, subject to the terms and conditions of this Lease. In the unlikely event that Lessee does not take title to the Premises at the termination or expiration hereof, Lessor may then reasonably require that Lessee restore the Premises to a condition commensurate with the condition of the Premises as of the Commencement Date, normal wear and tear excepted.

(b)	Lessee shall acquire all permits, approvals and authorizations from appropriate governmental agencies in making any alterations, improvements or additions in, on or about the Premises prior to the commencement of the work and shall comply with the terms and conditions thereof.

(c)	Lessee shall ensure that no liens are placed against the Premises by virtue of its conduct during the Term. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises. Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole cost and expense, defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises. Lessee shall indemnify Lessor for any costs (including reasonable attorney’s fees and costs) incurred by Lessor in responding to, defending and removing liens placed on the Premises for any reason.

(d)	All alterations, improvements or additions which may be made on the Premises shall be the property of Lessee and shall remain upon and be surrendered with the Premises at the expiration or termination of the Lease. If Lessee determines in its sole and absolute discretion to remove any alterations, improvments or additions, it shall do so at its sole cost and expense.

7.             INSURANCE; INDEMNITY.

7.1	Liability Insurance. Lessee shall, at Lessee’s sole cost and expense, obtain and keep in force during the Term and in accordance with the terms of this Lease commercially reasonable insurance coverage compliant with the minimum coverages detailed below in this Section 7.1 that insures Lessee and Lessor against liability arising out of the use, occupancy or maintenance of the Premises by Lessee. The limits of said insurance shall not, however, limit the liability of Lessee for its obligations under this Lease.

(a)	Minimum required insurance coverages:

(1)	Worker’s Compensation Insurance or qualification as a self-insurer to satisfy the laws of the states which have jurisdiction over Lessee’s employees. To the extent permitted by law, Seller’s Worker’s Compensation Insurer or Lessee, if self-insured, agrees to waive rights of subrogation against Lessor.

(2)	Employers’ Liability Insurance for Bodily Injury per accident with limits of not less than $1,000,000 and Bodily Injury by Disease with limits of not less than $1,000,000 per policy.

(3)	Commercial General Liability Insurance for bodily injury, personal injury and property damage, including coverage for products/completed operations and contractual liability, with combined limits of not less than $2,000,000 per occurrence.

(4)	Automobile Liability Insurance covering use of all owned, non-owned and hired vehicles with minimum combined single limits of liability for bodily injury and property damage of not less than $1,000,000 per occurrence.

(b)	Lessee agrees that during the Lease, Lessor will be named as an additional insured via endorsement on Lessee’s Commercial General Liability and that all Lessee’s insurance identified in Section 7.1(a) above will specifically indicate that coverage with respect to Lessor will be primary without right of contribution of any other insurance carried by or on behalf of Lessor. The intent is to exhaust all of the Lessee’s available and applicable coverage before the Lessor’s coverage is called upon to protect the Lessor. All of the above mentioned Lessee insurance will be occurrence-based coverages. Lessee may satisfy the limits of insurance required herein with any combination of primary and umbrella/excess insurance policies.

(c)	Upon request, Lessee shall provide Lessor with written certification, reasonably acceptable to Lessor, certifying that (i) the required insurance coverages are in effect and will not be cancelled or materially changed until thirty (30) days after prior written notice has been delivered to Lessor, (ii) Lessor is designated as an additional insured on Lessee’s Commercial General Liability policy, and (iii) all of Lessee’s insurance identified herein will be primary and not contributory or excess of any other insurance carried by or on behalf of Lessor.

(d)	The requirements in this Section 7 are separate and distinct from any other obligations of Lessee under this Lease.

7.2	Insurance Policies. Lessee shall not do or permit to do anything which shall invalidate the insurance policies carried by Lessee.

7.3	Mutual Waiver of Subrogation. Lessor and Lessee each hereby releases the other, its officers, directors, employees, affiliated companies and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by insurance which either party is required to maintain under this Lease, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor’s insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Lessor and Lessee each agrees that any fire and extended coverage insurance policies will include such a clause or endorsement as long as the same shall be obtainable without extra cost, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other party of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

7.4	Indemnity. Except to the extent arising out of the actions or inactions of Lessor, or Lessor’s employees, agents, representatives or invitees, Lessee, for itself, and for its representatives and successors and assigns, shall indemnify and hold harmless Lessor, its agents, representatives, officers, shareholders, directors, affiliated companies and employees, and its successors and assigns (any one hereafter defined as a “Lessor Indemnitee” and collectively as the "Lessor Indemnitees") from and against any and all claims arising from Lessee's use of the Premises, or from the conduct of Lessee's agents, contractors, employees, invitees or business or from any activity, work or things done, permitted or suffered by Lessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Lessor Indemnitees from and against any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, including from any claim that Lessor’s act or omission gave rise to or caused Lessor to default on any current or future third party agreement for use of the Property, or arising from any act or omission of Lessee, or any of Lessee's agents, contractors, employees or invitees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against any Lessor Indemnitee by reason of any such claim, Lessee upon notice from such Lessor Indemnitee, shall defend the same at Lessee's expense through counsel of its own selection and Lessor Indemnitee shall cooperate with Lessee in such defense. Lessee, as a material part of the consideration to Lessor, hereby assumes all risk of damage to property of Lessee or injury to persons, in, upon or about the Premises arising from any cause and Lessee hereby waives all claims in respect thereof against any Lessor Indemnitee. The obligations of Lessee under this section shall survive the termination of this Lease as to any right of indemnity which shall have accrued prior to such termination.

Lessee, for itself, and for its representatives and successors and assigns hereby expressly agrees to waive any provision of any workers’ compensation act or other similar law whereby Lessee could preclude its joinder by a Lessor Indemnity as an additional defendant, or avoid liability for damages, contribution or indemnity in any action at law, or otherwise where Lessee’s or its representative’s employee or employees, heirs, assigns or anyone otherwise entitled to receive damages by reason of injury or death brings an action at law against any Lessor Indemnitee.  Lessee’s obligation to Lessor Indemnitees herein will not be limited by any limitation on the amount or type of damages, benefits or compensation payable by or for Lessee under any workers’ compensation acts, disability benefit acts, or other employee benefit acts on account of claims against any Lessor Indemnitee by an employee of Lessee or anyone employed directly or indirectly by Lessee or its representatives or anyone for whose acts Lessee may be liable.  The obligations in this Section 7.4 are in addition to Lessee’s duty to provide insurance and will not be altered by any limitation on the amount or type of damages, compensation, or benefits payable by Lessee under any Workers’ Compensation Act or any other employee benefit act.  Lessee’s obligations hereunder will not be limited to the extent of any insurance available to or provided by Lessee.

7.5	Indemnity Process. If any claim or demand is asserted by third parties that may give rise to indemnification provided in Section 7.4, the Lessor Indemnitee shall notify the Lessee with respect of the existence of such claim or demand and of the facts within the Lessor Indemnitee’s actual knowledge that could reasonably relate thereto within 30 days after discovery or receipt of notice of such claim or demand; provided, however, any failure to provide notice of the claim or demand shall not affect the indemnity obligations except to the extent of any additional damage which is attributable to the delay. Lessee shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its own selection, solely at the cost, risk and expense of Lessee.

7.6	Exemption of Lessor from Liability. Except to the extent arising out of the actions or inactions of Lessor, or Lessor’s employees, agents, representatives or invitees, Lessee hereby agrees that Lessor shall not be liable for injury to Lessee's business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Lessee, Lessee's employees, invitees, customers, or any other person in or about the Premises, nor shall Lessor be liable for injury to the person of Lessee, Lessee's employees, agents, contractors, invitees or customers, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises, or from other sources or places and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible to Lessee.

8.             ENVIRONMENTAL MATTERS.

8.1           Definitions.

(a)	For the purposes of this Lease, the term "Hazardous Substance" shall mean any substance, chemical, contaminant or waste that is listed or defined as hazardous, toxic, or dangerous under Environmental Law (defined below), and any asbestos containing materials, radioactive materials or petroleum products.

(b)	For purposes hereof, the term "Environmental Law" means all federal, state and local laws, statutes, ordinances, regulations, rules and common law related to the protection of the environment, and/or the presences or release of Hazardous Substances including by way of example only, and without limiting the generality thereof, the following: the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; Emergency Planning & Community Right-to-Know Act (“EPCRA”), 42 U.S.C. §§ 11001 et seq.; each as amended from time to time, or any successor laws thereto, together with the rules and regulations promulgated there under, and any and all orders, decrees or requests from the United States Environmental Protection Agency, the appropriate state and local governmental and regulatory bodies, or any other governmental agency, authority or instrumentality having jurisdiction.

8.2	Lessee's Indemnity. In addition to, and without limiting the generality of, Lessee’s indemnity under Section 7.4, Lessee, for itself and its representatives and successors and assigns, agrees to defend, indemnify, and hold Lessor Indemnitees harmless against any and all liabilities, losses, foreseeable and unforeseeable consequential damages, obligations, liens, indebtedness, accounts, actions, causes of action, costs, fees of attorneys, consultants and experts and other expenses of any nature whatsoever which the Lessor Indemnitees may sustain, suffer or incur or which may be claimed or asserted against any of the Lessor Indemnitees, on account of any grounds whatsoever in law or in equity, by reason of, or in consequence of, any claim of any nature, including without limitation, any suit, administrative proceeding, citation, remediation demand, or judgments by any person or entity whether private, administrative or governmental, arising out of the spillage, release, discharge, disposal, or placement of any Hazardous Substance in, on, upon or about the soil or water in, on, under or about the Premises or arising out of the access, use, occupancy, or possession of the Premises by Lessee or any representive or invitee of Lessee.

9.	INTENTIONALLY OMMITTED.

10.          DAMAGE OR DESTRUCTION TO PREMISES.

This lease may not be unilaterally terminated, canceled, or altered in any way by either party if during the Term of this Lease the Premises are destroyed or damaged by fire, explosion or other casualty, regardless of whether such is or is not related to Lessee’s operations or activities at the Premises, and/or regardless of whether the Premises are wholly rendered unfit for Lessee's permitted use or not. Moreover, Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, or casualty, except and to the extent such damage is caused by Lessor.

11.           TAXES.

11.1	Lessee shall be responsible for payment of all real estate taxes specifically levied or assessed on the Property during the term of this Lease, and also for any increase in real estate taxes or special assessments applicable to the Property. Lessee at its sole and absolute discretion and cost may petition any taxing authority for a change or reduction in property taxes owed on the Property.

11.2	Lessee shall pay all taxes assessed against and levied upon Lessee’s Equipment, fixtures, improvements and all other personal property of Lessee contained in, at, above, or under the Premises or elsewhere.

12.          UTILITIES, SECURITY AND JANITORIAL SERVICES.

12.1	Lessee shall be responsible for and pay for all water, gas, heat, light, power, telephone, janitorial, waste removal and all and any other utilities and services supplied to the Premises or to Lessee, together with any taxes thereon.

12.2	Lessee shall be responsible for and pay for all necessary security and guard service to the Premises, and Lessee assumes all risk and responsibility for the protection of Lessee, its employees, representative, agents, and invitees to the Premises and to its Equipment and all other fixutres, improvements and all other personal property of Lessee and of Lessee's agents and invitees as it concerns the Premises.

13.          ASSIGNMENT.

Neither Lessee nor Lessor shall assign this Lease without the prior written consent of the other, such consent not to be unreasonably withheld or excercised.

14.          DEFAULT; REMEDIES.

14.1	Default. The occurrence of any one or more of the following events shall constitute a material default of this Lease by Lessee:

(a)           The vacating or abandonment of the Premises by Lessee.

(b)	The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee.

(c)	The failure by Lessee to fulfill any other of Lessee’s material obligations as described herein or to otherwise materially observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee, where such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee's noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(d)	(i) The making by Lessee of any general arrangement or general assignment for the benefit of creditors, (ii) Lessee becomes a "debtor" as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days.

14.2	Remedies. In the event of any such material default by Lessee, Lessor may at any time thereafter, with or without notice or demand and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such default:

(a)	Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor and surrender all benefits and burdens conferred hereunder. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee's default including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorney's fees, and any real estate commission actually paid, the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the Term after the time of such award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided, and that portion of any leasing commission paid by Lessor applicable to the unexpired Term of this Lease.

(b)	Remove any of Lessee’s employees, agents, representatives or invitees from any portion of the Premises, and/or bar Lessee or any of Lessee’s employees, agents, representatives or invitees from future access to or use of the Premises, as a result of the unauthorized access to or use thereof.

(c)	Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the State of New York, including but not limited to, the right to specific performance of this Lease by Lessee. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the maximum rate then allowable by law.

14.3	Default by Lessor. Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor specifying wherein Lessor has failed to perform such obligation, provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days are required for performance, then Lessor shall not be in default if Lessor commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Upon any such default by Lessor, Lessee may pursue any remedy now or hereafter available to Lessee under the laws or judicial decisions of the State of New York, including but not limited to, the right to specific performance of this Lease by Lessor.

14.4	Mutually Exclusive Remedies. Lessor’s and Lessee’s remedies contained herein are mutually exclusive, and are in addition to any other remedies available at law or in equity.

15.	CONDEMNATION.

If the Premises or any portion thereof are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), then this Lease shall terminate with respect to said portion of the Premises so condemned, but continue unabated or unimpacted with respect to the remaining portion of the Premises not so condemned. Moreover, Lessee shall be entitled to all awards and compensation or any payment made as a result of, or under the threat of, a taking, whether the same be for all or a portion of the Premises, or of any Equipment or Improvements at, on, above or under the Premises.

16.          ESTOPPEL CERTIFICATE.

16.1	Each party (as "responding party") shall at any time upon not less than ten (10) days' prior written notice from the other party ("requesting party") execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the responding party's knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or of the business of the requesting party.

16.2	The failure to deliver such statement or objection in a reasonable time following such request by the requesting party shall be conclusive upon the responding party that (i) this Lease is in full force and effect, without modification except as may be represented by the requesting party, and (ii) there are no uncured defaults in the requesting party's performance.

17.	TIME OF ESSENCE.

Time is of the essence with respect to the obligations to be performed under this Lease.

18.	INCORPORATION OF PRIOR AGREEMENTS; MODIFICATION.

This Lease, collectively with the Separation Agreement and any all agreements referenced therein and ancillary thereto, contains all agreements of the parties with respect to the Premises and to any matter mentioned herein and that no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. To the extent there is a conflict between the Separation Agreement and this Lease, the parties agree that both shall be construed in a manner giving as much effect to both as is possible under the circumstances, but to the extent it is not possible, and Separation Agreement shall govern. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

19.	NOTICES.

Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery, certified mail or electronic mail (e.g., e-mail), and shall be deemed sufficiently given if addressed to Lessee or to Lessor at the address noted below. Either party may by notice to the other specify a different address for notice purposes except that upon Lessee's taking possession of the Premises, the Premises shall automatically be deemed to constitute an acceptable address of Lessee for notice purposes. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to Lessee.

Arconic Inc.

Attn: Global Real Estate

201 Isabella Street

Pittsburgh, Pennsylvania 15212

ashley.stockdill@arconic.com

with a copy to:

Emily Lewis

Arconic Inc.

Legal Department

201 Isabella Street

Pittsburgh, PA 15212

emily.lewis@arconic.com

Arconic Massena LLC

Attn: Global Real Estate

201 Isabella Street

Pittsburgh, Pennsylvania 15212

richard.dworek@arconic.com

with a copy to:

Rick Dworek

Arconic Rolled Products Corporation Legal Department

201 Isabella Street

Pittsburgh, PA 15212

richard.dworek@arconic.com

20.	WAIVERS.

No waiver by either party of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding or subsequent breach by Lessee of any provision hereof other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor's knowledge of such preceding breach at the time of acceptance of such rent.

21.	BINDING EFFECT; CHOICE OF LAW.

This Lease shall bind the parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of New York, without regard to its conflict of laws.

22.	ATTORNEY'S FEES.

Except as may be otherwise specified herein, if either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action shall be entitled to its reasonable attorney's fees to be paid by the non-prevailing party as fixed by the court.

23.	SIGNS.

Lessee may install any signage it deems appropriate at its sole and absolute discretion. All signage shall, however, be subject to and in compliance with, all applicable regulations, ordinances and rules governing same.

24.	QUIET POSSESSION; AUTHORITY.

Upon Lessee observing and performing all of the covenants, conditions and provisions on Lessee's part to be observed and performed hereunder, Lessee shall have exclusive and quiet possession of the Premises for the entire Term hereof subject to the provisions of this Lease. The individuals executing this Lease on behalf of Lessor and Lessee represent and warrant to the other that they are fully authorized and legally capable of executing this Lease on behalf of Lessor and Lessee, and that such execution is binding upon the parties and their successors and assigns.

25.           Force Majeure.

Neither party shall be deemed in default with respect to the failure to perform any of the terms, covenants and conditions of this Lease if and to the extent that such failure is due in whole or in part to any commonly-understood force majeure event whose cause is beyond the party’s reasonable control. In such event, the time for performance shall be extended by an amount of time equal to the period of the delay so caused.

26.           TRANSFER OF title.

Lessee shall have the right for the payment of $100 and other good and valuable consideration to purchase and take title to the Property, including but not limited to the Premises or any portion thereof, at its sole and absolute discretion at any time during the Term. Should Lessee not have purchased all of the Property prior to the expiration or termination of the Term of this Lease, Lessee shall be obligated to purchase and take title to the Property, including but not limited to Premises, at or as soon as reasonably possible following the expiration or termination of the Term hereof. Should Lessee fail to purchase and take title to the Property, including the Premises, following the expiration or termination of the Term hereof, Lessor shall have the right to put the Property, including but not limited to the Premises, to Lessee, and Lessee shall at that time take title to the Property, including but not limited to the Premises. The parties agree to take all actions necessary to effectuate the purchase and transfer of title to the Property, including but not limited to the Premises, from Lessor to Lessee. Any such purchase and transfer of title shall include all of Lessor’s right, title and interest in the Property, including but not limited to the Premises or any portion thereof, at the time of the transfer.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease effective as of the date first above written.

ARCONIC INC.		ARCONIC MASSENA LLC

By:	/s/ Ken Giacobbe	By:	/s/ Max W. Laun
Name:	Ken Giacobbe	Name:	Max W. Laun
Title:	Executive Vice President and Chief Financial Officer	Title:	President